Exhibit 99.1

Investors Contact:	Media Contact:
Sailash Patel	Tony Plohoros
919-456-7814	908-940-0135
Sailash.Patel@furiex.com	tplohoros@6degreespr.com

Furiex Pharmaceuticals Announces Positive Top-Line Results of Two Pivotal Phase III Clinical Trials of Eluxadoline in Patients with IBS-d

Studies Meet FDA and EMA Primary Endpoints

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

MORRISVILLE, N.C. (February 4, 2014) – Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) today announced top-line results indicating the company’s two pivotal Phase III clinical trials evaluating the efficacy and safety of eluxadoline in the treatment of diarrhea-predominant irritable bowel syndrome (IBS-d) met both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) formally agreed-upon primary endpoints of composite response based on simultaneous improvements in stool consistency and abdominal pain. These endpoints are aligned with both the current FDA guidance and the 2013 EMA draft guidance for clinical trial evaluation of new medicines for irritable bowel syndrome.

“I am very pleased with the strength of the data, and proud of our team for its hard work and excellent development of eluxadoline,” said Fred Eshelman, founding chairman of Furiex. “In just under four years, working closely with regulatory authorities, the team has completed nine Phase I studies, a Phase II dose-ranging trial in approximately 800 patients, and these two large Phase III trials. Additionally, we have completed all toxicology studies and believe we are on schedule, including chemistry and manufacturing work, for an NDA submission by the end of the second quarter of 2014.”

The studies, known as 3001 and 3002, were randomized, double-blind, placebo-controlled studies in which patients received eluxadoline, 75 mg twice-daily (BID), eluxadoline 100 mg BID or placebo BID. A total of 2,428 subjects were enrolled across the two studies. The primary efficacy endpoint was a composite response evaluated over the initial 12 weeks of double-blind treatment for FDA evaluation, and over the 26 weeks of double-blind treatment for EMA evaluation. Response rates were compared based on patients who met the daily composite response criteria (improvement in pain and stool consistency) for at least 50% of the days from weeks 1 to 12 and weeks 1 to 26. A patient must have met both of the following criteria on any given day to be a daily responder:

●	Daily stool consistency response: Bristol stool score <5, or the absence of a bowel movement; and

●	Daily pain response: worst abdominal pain scores in the past 24 hours improved by ≥30% compared to baseline (average of week prior to randomization).

“We are pleased with these top-line results, which put us one step closer to filling an unmet medical need in men and women with IBS-d,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “In addition to showing both rapid onset and durable efficacy of the primary endpoints, both pivotal studies demonstrated robust efficacy for the secondary endpoint of adequate relief of IBS symptoms. We look forward to further analyzing the data and plan to present details at an upcoming medical conference.”

Eluxadoline has been granted Fast Track status by the FDA, a process designed to facilitate development and expedite the review of drugs to treat diseases with significant unmet medical need.

Key Findings from Study 3002 (intention-to-treat analysis):

Patients receiving eluxadoline demonstrated statistically significantly higher responder rates for the following composite primary endpoints:

●	For the FDA composite endpoint (response over weeks 1-12), the responder rates were 29.5% for eluxadoline 100 mg, 28.9% for eluxadoline 75 mg and 16.2% for placebo (p <0.001 both doses); and

●	For the EMA composite endpoint (response over weeks 1-26), the responder rates were 32.6% for 100 mg, 30.4% for 75 mg and 20.2% for placebo (p <0.001 both doses).

With respect to the individual secondary components of the FDA composite endpoint, eluxadoline-treated patients demonstrated significantly higher rates of stool consistency response over weeks 1-12, namely 100 mg=35.5%, 75 mg=37.0% and placebo=20.9% (p <0.001 both doses), and numerical improvement in pain response rates at 100 mg over weeks 1-12, although this difference did not reach statistical significance (100 mg=50.9% vs. placebo=45.3%, p =0.12).

Key Findings from Study 3001 (intention-to-treat analysis)

Patients receiving eluxadoline demonstrated statistically significantly higher response rates for the following primary composite endpoints:

●	For the FDA composite endpoint (response over weeks 1-12), the responder rates were 25.1% for eluxadoline 100 mg (p =0.004), 23.9% for eluxadoline 75 mg (p =0.014) and 17.1% for placebo; and

●	For the EMA composite endpoint (response over weeks 1-26), the responder rates were 29.3% for 100 mg (p <0.001), 23.4% for 75 mg (p =0.11) and 19.0% for placebo.

With respect to the individual secondary components of the FDA composite endpoint, eluxadoline-treated patients demonstrated significantly higher response rates of stool consistency over weeks 1-12, namely 100 mg=34.3%, 75 mg=30.0% and placebo=22.0% (p <0.009 both doses) and, numerical improvement in pain response rates at 100 mg over weeks 1-12, although this difference did not reach statistical significance (100 mg=43.2% vs. placebo=39.6%, p =0.28).

Data pooled from studies 3001 and 3002 for the composite endpoint from the two studies demonstrated a differential effect between active and placebo. For the FDA endpoint, the differential effects were 9.5% and 10.3% for 75 and 100 mg respectively. Similarly, for the EMA 26 week endpoint, the differential effects were 7.2% and 11.5% for the 75 and 100 mg respectively. All p values were <0.001.

Eluxadoline had a favorable tolerability and safety profile in the trials. The most commonly reported side effects across the two studies were constipation (8.3% for 100 mg eluxadoline, 7.4% for 75 mg eluxadoline vs. 2.4% for placebo) and nausea (7.3% for 100 mg eluxadoline, 7.8% for 75 mg eluxadoline vs. 4.8% placebo). Sporadic elevations of liver enzymes (>3XULN) were seen in both the active and placebo arms, with a difference between active and placebo <0.5%, all of which resolved. There were infrequent adjudicated events of mild pancreatitis involving five patients who received eluxadoline (0.3% of those treated with the compound). Three of these subjects reported heavy alcohol consumption, one patient was noted to have biliary sludge, a known risk factor for pancreatitis, and one subject experienced transient sphincter of Oddi spasm, which is a known opiate class effect associated with pancreatitis.

About the Eluxadoline Clinical Trial Program

More than 2,500 subjects have received eluxadoline across the Phase I, II and III programs.

Furiex's Phase III program of eluxadoline consisted of two similar studies – 3001 and 3002. Both were randomized, double-blind, placebo-controlled trials to evaluate the efficacy and safety of eluxadoline in the treatment of patients with diarrhea-predominant irritable bowel syndrome. The studies involved a pre-treatment phase (consisting of a pre-screening period of up to one week, and a screening period of up to three weeks), and double-blind treatment periods of 52 weeks for study 3001 and 26 weeks for study 3002. Additionally, study 3001 had a two-week post-treatment follow-up period while study 3002 had a four-week, single-blind placebo withdrawal period.

Efficacy assessments for the determination of clinical response were conducted through the first 26 weeks for study 3001, and through 30 weeks for study 3002. The continuation of double-blind treatment through Week 52 for study 3001 allowed for continued observation of the long-term safety of eluxadoline. There were 1,282 and 1,146 patients enrolled into studies 3001 and 3002, respectively; randomization was 1:1:1 eluxadoline 75 mg, eluxadoline 100 mg or placebo.

Company to Host Conference Call

Furiex will conduct a live conference call and webcast Tuesday, February 4, 2014 at 8:30 a.m. ET to discuss the top-line results. A Q&A session will follow. All interested parties can access the webcast through the Presentations and Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+ 1 877 677 9122 (U.S./Canada)
+ 1 708 290 1401 (International)
Conference ID:	59157670

About IBS-d

IBS-d is a functional bowel disorder characterized by chronic abdominal pain and frequent diarrhea, which affects approximately 28 million patients in the U.S. and the major markets in Europe. Although the exact cause of IBS-d is not known, symptoms are thought to result from a disturbance in the way the gut and nervous system interact. IBS-d can be extremely debilitating and there are limited therapeutic options for managing the chronic symptoms. IBS-d is associated with economic burden in direct medical costs and indirect social costs such as absenteeism and lost productivity, along with decreased quality of life.

About Eluxadoline

Eluxadoline is a novel, orally active investigational agent with combined mu opioid receptor agonist and delta opioid receptor antagonist activity which acts locally in the gut and has very low oral bioavailability. This dual opioid activity is designed to treat diarrhea and pain symptoms of IBS-d, without causing the constipating side effects that can occur with unopposed mu opioid agonists. Eluxadoline has been granted Fast Track status by the FDA, a process designed to facilitate development and expedite the review of drugs to treat diseases with significant unmet medical need.

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of drug development programs by advancing them through the drug discovery and development process in a cost-efficient manner. Our drug development programs are designed and driven by a core team with extensive drug development experience. The Company collaborates with pharmaceutical and biotechnology companies and has a diversified product portfolio and pipeline with multiple therapeutic candidates, including one Phase III-ready asset, two compounds in Phase III development, one of which is with a partner, and four products on the market. The Company's mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: progress of compounds in clinical trials and regulatory approvals; potential changes to regulatory guidance by regulatory agencies such as the U.S. Food and Drug Administration and the European Medicines Agency; the risk of finding a collaborator for our late-stage compounds, or risks involved in our attempting to commercialize compounds ourselves; continuing losses and our potential need for additional financing; the risks and expense of continuing the research and development activities of our existing compounds; inability of collaborators to effectively market approved products for which we receive royalty and sales-based milestone payments; changes in the safety and efficacy profile of our existing compounds as they progress through research and development; new collaborative agreements that we might enter into in the future; the costs of defending any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.